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                                                                    Exhibit 2.22

TELEFONICA                                                        TERRA NETWORKS

                    AGREEMENT FOR OPTION TO SUBSCRIBE SHARES

This Agreement for an Option to Subscribe Shares is entered into by and between:

(i) TELEFONICA DEL PERU, S.A.A., identified under no. 10001749 of the Unified Taxpayers Registry (Registro Unico de Contribuyentes - RUC), with corporate offices at Avenida Arequipa 1155, Santa Beatriz, in the province and department of Lima, Peru; represented herein by Jose Ramon Vela Martinez, in his capacity as General Manager, as authorized in a special power of attorney bearing on this agreement, and identified with Alien Identification Card No. N-87010; hereinafter referred to as "TELEFONICA."

(ii) TERRA NETWORKS, S.A., a corporation founded under the laws of Spain, identified under Tax ID No. A-82/196060, with corporate offices at Via de las 2 Castillas No. 33, Pozuelo de Alarcon (Madrid) 28224 Spain, represented herein by Juan Perea Saenz de Buruaga in his capacity as Chairman and Chief Executive, identified with National ID Card No. 14801736-W, who warrants that he has sufficient authority to enter into this agreement; hereinafter referred to as "TERRA."

This Agreement for an Option to Subscribe Shares is entered into according to the following terms and conditions:

ONE. - OPTION

By this instrument, TERRA grants TELEFONICA an option to subscribe in TERRA shares in an amount equaling US$30,000,000.00 (thirty million and 00/100 United States dollars). TELEFONICA shall have to exercise this option one day prior to the time the documents are registered with the supervisory bodies for the Stock Exchanges entailed in this transaction. TERRA shall have to give five (5) days advance notice of this date.

In the event TELEFONICA fails to exercise the option by the deadline and according to the agreed terms, it shall lose its right to do so.

To this end, the share price of the TERRA shares shall be the institutional price set for the public offering of subscription stipulated above. To this end, the "Institutional Price" shall be understood to refer to the price accepted by TERRA as the share price for the shares issued by Terra that are offered to institutional investors as part of the Initial Public Offering held in the Stock Exchanges of Spain, NASDAQ and the stock exchanges of other countries.
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TWO. - TRANSFER OF TERRA SHARES

2.1 Restrictions on the Transfer. TELEFONICA hereby undertakes not to transfer any of its TERRA Shares to any other person, for a period of one (1) year following the date hereof.

2.2 Pre-Emptive Right. After the one-year period described above has elapsed, any transfers made by TELEFONICA to third parties of its shares in TERRA shall be subject to a pre-emptive right which shall apply as set forth below:

      If, at any time, TELEFONICA wishes to transfer its shares in TERRA, it must submit an offer in writing (the "Offer") to sell all and no fewer than all of its TERRA Shares (the "Shares Offered") to TERRA. The Offer must mention the Shares Offered that it proposes to sell, the total number of TERRA Shares held by TELEFONICA, the terms and conditions, including the proposed selling price and any other significant fact relating to the proposed sale. The Offer must also state that TERRA may acquire, in accordance with the terms of this Agreement, all the Shares Offered for the price and in accordance with the other terms and conditions of the Offer, including any deferral of payment (if applicable).

      2.2.1 Decision to Buy, Close. If TERRA chooses to buy the Shares Offered for the price proposed by the Seller, it must give notice of this fact in writing within ten (10) calendar days following the date on which the Offer was received. Said notice, together with the Offer, shall constitute a valid, legally binding and enforceable agreement to sell and purchase the Shares Offered. This option shall be subject to obtaining any regulatory approvals that may be needed and to expiry of any waiting periods required under applicable law. The parties agree to work together to make the presentations and obtain the approvals needed for TERRA to be able to exercise its rights under this Agreement. The sale of the Shares Offered to TERRA in accordance with this Section must take place at 11:00 a.m., Peruvian Time, at TELEFONICA'S offices or whatever other place is agreed by the parties on the later of the following dates (i) the tenth day following the date the notice sent by TERRA in which it chooses to purchase the Shares Offered is received, or (ii) the [tenth (10)] business day after all the regulatory approvals needed for said transaction have been obtained and any applicable waiting period has expired. The sale shall be completed when TELEFONICA hands over to TERRA the certificates representing the Shares Offered which are to be purchased, together with a transfer of shares, and when TERRA hands over to TELEFONICA the selling price thereof in cash or in the form of bank documents representing funds that are immediately available.

      2.2.2 Decision Not to Buy. In the event that TERRA were to accept only part of the Offer, or if the acceptance period expires without any statement being made that it intends to buy, the Offer shall be deemed to have been turned down. Only in such an event may TELEFONICA offer to sell the TERRA shares to third parties,
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            subject to the maximum percentage restrictions set out in Section
            One above, for a period of ten (10) days following the date on which the notice of refusal of the Offer was received or was deemed to have been received, subject to the limitation that the Shares Offered must be sold for the price and under the same or more onerous terms than in the Offer. Compliance with said terms must be checked by the respective general manager of TERRA either when or before the transfer takes place. If the potential third-party buyer fails to make the purchase within the same period of time provided for in the Offer to TERRA in accordance with paragraph (a) above, or if TELEFONICA wishes to offer its shares in TERRA at a price or under terms that are not as onerous as the price and terms of the Offer, the Shares Offered may not be sold, assigned or transferred unless they have first been offered to TERRA once again, in accordance with the terms of this Section Two.

THREE. - TERM

This Agreement shall have a term of ten (10) years as from the date hereof. The above notwithstanding, this Agreement may not be terminated as long as TELEFONICA remains a shareholder of TERRA.

                                FINAL PROVISIONS

FOUR. - HEADINGS

The headings used in each Clause are for reference purposes only and shall not be construed to have any effect on the content or scope of this Agreement.

FIVE. - WAIVERS

Any failure to exercise a right shall not entail a waiver thereof.

SIX. - APPLICABLE LAW

This Agreement shall be construed and governed in accordance with the current law of the Kingdom of Spain.

SEVEN. - PARTIAL INVALIDITY

In the event that any stipulation or agreement herein is deemed to be invalid or unenforceable by any arbitration award rendered under the terms of the Agreement, or by any competent court, said decision shall not affect the validity of any other provision of this Agreement, provided that they can be separated.
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EIGHT. - EXPENSES

Each Party shall pay the expenses it has incurred for preparing, formalizing and carrying out this Agreement.

NINE. - ADDRESS FOR NOTICES

Any notices sent to either of the Parties shall be deemed to have been validly received by the other party if (i) it is delivered in person or sent by a messenger, courier or similar service; or (ii) it is sent by fax with acknowledgement of receipt, on the date of delivery, to the addresses given below:

To TELEFONICA:    Av. Arequipa 1155, piso 5
                  Santa Beatriz
                  Lima, Peru
                  Attn.: General Manager

To TERRA:         Via de las 2 Castillas, No. 33
                  Pozuelo de Alarcon
                  (Madrid) 28224
                  Spain
                  Attn: Juan Perea Saenz de Buruaga

These addresses may be changed to new addresses in the city of Lima, giving 15 days' prior written notice to the other party.

TEN. - ARBITRATION AGREEMENT

Any disputes or disagreement between the Parties arising from the interpretation or performance of this Agreement shall be submitted to an Arbitration Panel made up of three members, whose decision shall be binding. Each party shall appoint one arbitrator, and the third arbitrator shall be appointed by the first two arbitrators so appointed. In the event that no agreement is reached on the appointment of the third arbitrator, or if either of the parties fails to appoint its arbitrator within the ten days after being called on to do so by the other party, the appropriate appointment shall be made by the Lima Chamber of Commerce.

The arbitration shall be by right and shall be governed by the rules of procedure laid down by the Arbitration Center of the Lima Chamber of Commerce.

ELEVEN. - GENERAL PROVISIONS

This Agreement may be modified, regulated or terminated only upon the express, written agreement of the Parties.
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TWELVE. - COPIES

Set out in Lima on October 20, 1999, on two identical copies, one copy each remaining in the possession of each of the Contracting Parties.


[Illegible signature]               [Illegible signature]

TELEFONICA DEL PERU, S.A.A.         TERRA NETWORKS S.A.